The following is a reconciliation of the numerators and denominators of the basic and diluted earnings per share computations (in thousands, except per share data):
--------------------------------------------------------------------------------
                                     Three Months Ended     Six Months Ended
                                          June 30,               June 30,
                                  2000           1999      2000           1999
--------------------------------------------------------------------------------
Numerator - Net Income           $20,194        $24,204   $40,049       $32,519
Denominators:
  Basic shares outstanding        48,919         48,559    48,862        49,074
  Dilutive option effect              71            368        68           448
--------------------------------------------------------------------------------
  Dilutive shares  outstanding    48,990         48,927    48,930        49,522
--------------------------------------------------------------------------------
EPS:
  Basic                            $0.41          $0.49     $0.82         $0.66
  Diluted                          $0.41          $0.49     $0.82         $0.66
--------------------------------------------------------------------------------